JACK CHAPLINE VAUGHAN
Attorney at Law
P.O. Box 740043
Houston, Texas 77274-0043
(713) 772-2934

April 30, 2010

Board of Directors
Southfield Energy Corporation
1240 Blalock Road, Suite 150
Houston, Texas  77055

Re: Opinion with respect to S-8 Registration Statement of Southfield Energy Corporation and Consent to Use of this Letter as an Exhibit to S-8 Registration Statement

Gentlemen:

You have asked me to review the S-8 Registration Statement you purpose to file together with the Company’s 2010 Stock Plan for Officers, Directors, and Consultants, and other pertinent documents, and to provide a legal opinion concerning the S-8 registration statement you anticipate filing today for Southfield Energy Corporation (sometimes referred to hereinafter as “the Company,” or “the Registrant”).  I am an attorney licensed to practice law in the State of Texas and in federal courts (in Texas and the United States Supreme Court) and am in good standing.  I am a sole practitioner attorney, authorized to practice before the Securities and Exchange Commission and I have not been prohibited from practicing before the SEC or any other regulatory organization or any court.   I am familiar with applicable Nevada and Texas law and the Securities Act of 1933 and applicable SEC Rules.  I have reviewed again, in preparing this opinion, pertinent provisions of the Securities Act of 1933 and the Trust Indenture Act of 1939.  My opinion is confined to Texas, Nevada, and United States law.

I have examined originals or copies, certified to my satisfaction, of such records, agreements and other instruments of the Company, certificates of public officials, certificates of the officers or other representatives of the Company, including the above-mentioned documents and the corporate minute book board minutes and other documents, as deemed necessary as a basis for the opinions hereinafter set forth.  I have met with the Company’s management to confirm the correctness of my understanding of the Company’s present current filing status and current information.

I have assumed the genuineness of all signatures on documents reviewed by or presented to me, the legal capacity of natural persons, the authenticity of all items submitted to me as originals and the conformity with originals of all items submitted as copies.

Customarily understood disclaimers and understood limitations are omitted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section, as published in 53 The Business Lawyer 831 (May 1988).  Based upon and subject to the foregoing as well as the assumptions, conditions and limitations set forth herein, I am of the opinion that the 6,000,000 shares described in the S-8 registration statement, to be offered under the Company’s 2010 Stock Plan for Directors, Officers, and Consultants, have been duly authorized and, when issued in accordance with the Registration Statement, will be legally issued, fully paid and non-assessable.

I hereby consent to the reference to myself and my office in the Registration Statement and to the inclusion of this opinion as an exhibit to the Registration Statement.

Respectfully yours,

//s// Jack Chapline vaughan

Jack Chapline Vaughan